Groupon Announces Fourth Quarter and Fiscal Year 2018 Results

•	Fourth quarter gross profit of $366.1 million; $1.32 billion for full year

•	Fourth quarter income from continuing operations of $49.9 million; $2.0 million for full year

•	Fourth quarter Adjusted EBITDA of $104.6 million; $269.8 million for full year

•	Fourth quarter GAAP earnings per diluted share (EPS) of $0.08; non-GAAP EPS of $0.10

•	Operating cash flow of $190.9 million for full year

•	Free cash flow of $121.2 million for full year, $163.3 million excluding IBM settlement

•	2019 Adjusted EBITDA guidance of approximately $270 million

CHICAGO - February 12, 2019 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter ended December 31, 2018.
"In 2018, we took critical steps to transform Groupon into a daily habit for consumers. Despite a challenging operating environment, I’m pleased with the progress we made on our strategic initiatives," said Groupon CEO Rich Williams. “In 2019, we plan to make bolder bets, and have clear priorities in place to help us do so. We believe focusing on convenience, our marketplace, International and continued operational rigor are the right strategies to position Groupon for long-term success."

Mr. Williams provides further commentary in a letter to stockholders located on our investor relations site (investor.groupon.com).

Fourth Quarter 2018 Summary
North America

•
North America gross profit in the fourth quarter 2018 decreased 7% to $247.6 million. In Local, gross profit decreased 9% to $179.9 million, primarily from lower email and SEO traffic. Goods gross profit increased 2% year-over-year at $55.8 million. Gross profit in Travel decreased 13% to $11.8 million.

•	North America active customers were 30.6 million as of December 31, 2018, and trailing twelve month gross profit per active customer increased 3%.
International

•
International gross profit in the fourth quarter 2018 of $118.5 million decreased 3% (increased 1% FX-neutral). Gross profit increased 6% (9% FX-neutral) in Local, decreased 18% (15% FX-neutral) in Goods, and decreased 13% (9% FX-neutral) in Travel.

•	International active customers increased to 17.6 million as of December 31, 2018, and trailing twelve month gross profit per active customer increased 1%.
Consolidated

•	Revenue was $799.9 million in the fourth quarter 2018, down 8% (7% FX-neutral) reflecting lower customer traffic and our continued focus on revenue generation that maximizes long-term gross profit.

•	Gross profit was $366.1 million in the fourth quarter 2018, down 5% (4% FX-neutral).

•
SG&A decreased to $194.6 million in the fourth quarter 2018 compared to $224.7 million in the fourth quarter 2017. The decrease primarily resulted from ongoing efficiency efforts and lower performance-based compensation.

•	Marketing expense was $109.7 million in the fourth quarter 2018, down 2% as we refine spend in North America toward higher-value customers.

•	Other expense, net was $13.2 million in the fourth quarter 2018, compared to Other expense, net of $2.1 million in fourth quarter 2017.

•	Income from continuing operations was $49.9 million in the fourth quarter 2018 compared to $51.1 million in the fourth quarter 2017.

•
Net income attributable to common stockholders was $46.2 million, or $0.08 per diluted share, compared to $47.7 million, or $0.08 per diluted share, in the fourth quarter 2017. Non-GAAP net income attributable to common stockholders was $60.0 million, or $0.10 per diluted share, compared to $41.7 million, or $0.07 per diluted share, in the fourth quarter 2017.

•	Adjusted EBITDA, a non-GAAP financial measure, was $104.6 million in the fourth quarter 2018, as compared to $105.3 million in the fourth quarter 2017.

•
Global units sold declined 8% to 50.5 million in the fourth quarter 2018 as a result of lower traffic and our continued focus on maximizing long-term gross profit, which resulted in fewer units. Units in North America were down 13%, while International units were up 3%.

•
Operating cash flow was $190.9 million for the trailing twelve month period as of the fourth quarter 2018, and free cash flow, a non-GAAP financial measure, was $121.2 million for the trailing twelve month period. Excluding the payment to IBM, free cash flow for the trailing twelve months was $163.3 million.

•	We repurchased 3.3 million shares for $10.0 million in the fourth quarter 2018.

•	Cash and cash equivalents as of December 31, 2018 were $841.0 million, and we had no outstanding borrowings under our $250 million revolving credit facility.

Full Year 2018 Summary
Consolidated

•	Revenue was $2.64 billion in 2018, down 7% compared with $2.84 billion in 2017.

•	Gross profit was $1.32 billion in 2018, down 1% compared with $1.33 billion in 2017.

•	Income from continuing operations was $2.0 million in 2018, compared with to $28.6 million in 2017.

•
Net loss attributable to common stockholders was $11.1 million, or $(0.02) per diluted share, compared to net income attributable to common stockholders of $14.0 million, or $0.02 per diluted share in 2017. Non-GAAP net income attributable to common stockholders was $107.7 million, or $0.18 per diluted share, compared to $65.6 million, or $0.11 per diluted share in 2017.

•	Adjusted EBITDA was $269.8 million in 2018, up 8% compared with $249.9 million in 2017.

•	Global units sold declined 9% year-over-year to 172.3 million in 2018.

•	In 2018, we repurchased 3.3 million shares for $10.0 million.

Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Terminology Changes, Non GAAP Financial Measures and Operating Metrics" and in the accompanying tables. All comparisons are year-over-year unless otherwise provided.
Outlook
For the full year 2019, Groupon expects Adjusted EBITDA of approximately $270 million.

Conference Call
A conference call will be webcast live on Wednesday, February 13, 2019 at 9:00 a.m. CT / 10:00 a.m. ET and will be available on Groupon’s investor relations website at http://investor.groupon.com. This call will contain forward-looking statements and other material information regarding Groupon’s financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about us. Groupon promptly makes available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations site (investor.groupon.com) and the Groupon blog (www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Terminology Changes, Non-GAAP Financial Measures and Operating Metrics
In prior years, we referred to our product revenue and service revenue as "direct revenue" and "third-party and other revenue," respectively. This terminology change did not impact the amounts presented in the condensed consolidated financial statements accompanying this release.
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per diluted share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.

Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the year ended December 31, 2018 and 2017, special charges and credits included charges related to our restructuring plan. For the year ended December 31, 2018, special charges and credits also included a $34.6 million charge related to our patent litigation case with IBM. For the year ended December 31, 2017, special charges and credits also included a $17.1 million credit related to the sale of intangible assets. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:

•	stock-based compensation,

•	amortization of acquired intangible assets,

•	acquisition-related expense (benefit), net,

•	special charges and credits, including restructuring charges,

•	non-cash interest expense on convertible senior notes,

•
non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,

•	non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,

•	non-operating gains and losses from sales of minority investments; and

•	income (loss) from discontinued operations.

We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes. Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross Billings. This metric represents the total dollar value of customer purchases of goods and services. For sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services, which comprise a substantial majority of our service revenue transactions, gross billings differs from revenue reported in our condensed consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our condensed consolidated statements of operations. We consider this metric to be an important indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants.
Active customers. We define active customers as unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customers who made purchases prior to the acquisition. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites and mobile applications in our active customers metric, so the acquisition of Cloud Savings Company, Ltd. on April 30, 2018 did not impact that metric.
Units. This metric represents the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider unit growth to be an important indicator of the total volume of business conducted through our marketplaces.
Gross profit per active customer. This metric represents the TTM gross profit generated per active customer. We use this metric to evaluate trends in the average contribution to gross profit on a per-customer basis. We updated the calculation of this metric in the current year to reflect active customers as of the end of the period, rather than the average of active customers as of the beginning and end of period, in the denominator of the calculation. Because our active customer metrics are based on purchases over a TTM period, we believe that this change improves the usefulness of this metric. The prior periods presented have been updated to reflect this change.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, risk related to volatility in our operating results; execution of our business and marketing strategies; retaining existing customers and adding new customers; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's likely exit from the European Union; retaining and adding high quality merchants; our voucherless offerings; cybersecurity breaches; competing successfully in our industry; changes to merchant payment terms; providing a strong mobile experience for our customers; maintaining our information technology infrastructure; delivery and routing of our emails; claims related to product and service offerings; managing inventory and order fulfillment risks; litigation; managing refund risks; retaining and attracting members of our executive team; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; tax liabilities; tax legislation; protecting our intellectual property; maintaining a strong brand; customer and merchant fraud; payment-related risks; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; our common stock, including volatility in our stock price; our convertible senior notes; and our ability to realize the anticipated benefits from the hedge and warrant transactions. For additional information regarding these and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, copies of which may be obtained by visiting our Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of February 12, 2019. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, eat, see and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.
Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.
To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about our merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.
Contacts:
Investor Relations                    Public Relations
Heather Davis                        Bill Roberts
312-662-7370                        312-459-5191
ir@groupon.com                     press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$841,021	$880,129
Accounts receivable, net	69,493	98,294
Prepaid expenses and other current assets	88,115	94,025
Total current assets	998,629	1,072,448
Property, equipment and software, net	143,117	151,145
Goodwill	325,491	286,989
Intangible assets, net	45,401	19,196
Investments (including $84,242 and $109,751 at December 31, 2018 and December 31, 2017 at fair value)	108,515	135,189
Other non-current assets	20,989	12,538
Total Assets	$1,642,142	$1,677,505
Liabilities and Equity
Current liabilities:
Accounts payable	$38,359	$31,968
Accrued merchant and supplier payables	651,781	770,335
Accrued expenses and other current liabilities	267,034	331,196
Total current liabilities	957,174	1,133,499
Convertible senior notes, net	201,669	189,753
Other non-current liabilities	100,688	102,408
Total Liabilities	1,259,531	1,425,660
Commitments and contingencies (see Note 10)
Stockholders' Equity
Common stock, par value $0.0001 per share, 2,010,000,000 shares authorized; 760,939,440 shares issued and 569,084,312 shares outstanding at December 31, 2018; 748,541,862 shares issued and 559,939,620 shares outstanding at December 31, 2017	76	75
Additional paid-in capital	2,234,560	2,174,708
Treasury stock, at cost, 191,855,128 and 188,602,242 shares at December 31, 2018 and December 31, 2017	(877,491)	(867,450)
Accumulated deficit	(1,010,499)	(1,088,204)
Accumulated other comprehensive income	34,602	31,844
Total Groupon, Inc. Stockholders' Equity	381,248	250,973
Noncontrolling interests	1,363	872
Total Equity	382,611	251,845
Total Liabilities and Equity	$1,642,142	$1,677,505

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Service	$318,824	$346,568	$1,205,487	$1,266,452
Product	481,103	526,598	1,431,259	1,577,425
Total revenue	799,927	873,166	2,636,746	2,843,877
Cost of revenue:
Service	28,910	37,601	120,077	160,810
Product	404,948	448,647	1,196,068	1,349,206
Total cost of revenue	433,858	486,248	1,316,145	1,510,016
Gross profit	366,069	386,918	1,320,601	1,333,861
Operating expenses:
Marketing	109,686	112,462	395,737	400,918
Selling, general and administrative	194,562	224,720	870,961	901,829
Restructuring charges	(55)	10	(136)	18,828
Gain on sale of intangible assets	—	—	—	(17,149)
Total operating expenses	304,193	337,192	1,266,562	1,304,426
Income (loss) from operations	61,876	49,726	54,039	29,435
Other income (expense), net	(13,176)	(2,112)	(53,008)	6,710
Income (loss) from continuing operations before provision (benefit) for income taxes	48,700	47,614	1,031	36,145
Provision (benefit) for income taxes	(1,162)	(3,457)	(957)	7,544
Income (loss) from continuing operations	49,862	51,071	1,988	28,601
Income (loss) from discontinued operations, net of tax	—	(223)	—	(1,974)
Net income (loss)	49,862	50,848	1,988	26,627
Net income attributable to noncontrolling interests	(3,634)	(3,127)	(13,067)	(12,587)
Net income (loss) attributable to Groupon, Inc.	$46,228	$47,721	$(11,079)	$14,040

Basic net income (loss) per share:
Continuing operations	$0.08	$0.09	$(0.02)	$0.03
Discontinued operations	0.00	(0.00)	0.00	(0.00)
Basic net income (loss) per share	$0.08	$0.09	$(0.02)	$0.03

Diluted net income (loss) per share:
Continuing operations	$0.08	$0.08	$(0.02)	$0.03
Discontinued operations	0.00	(0.00)	0.00	(0.01)
Diluted net income (loss) per share	$0.08	$0.08	$(0.02)	$0.02

Weighted average number of shares outstanding
Basic	570,319,704	558,170,245	566,511,108	559,367,075
Diluted	620,708,515	570,734,081	566,511,108	568,418,371

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating activities
Net income (loss)	$49,862	$50,848	$1,988	$26,627
Less: Income (loss) from discontinued operations, net of tax	—	(223)	—	(1,974)
Income (loss) from continuing operations	49,862	51,071	1,988	28,601
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	24,346	28,440	101,330	114,795
Amortization of acquired intangible assets	4,182	5,410	14,498	23,032
Stock-based compensation	14,151	21,726	64,821	82,044
Gain on sale of intangible assets	—	—	—	(17,149)
Gain on sale of investment	—	—	—	(7,624)
Impairments of investments	—	2,944	10,156	2,944
Deferred income taxes	1,575	(242)	(5,000)	603
(Gain) loss from changes in fair value of investments	752	(5,482)	9,064	(382)
Amortization of debt discount on convertible senior notes	3,094	2,794	11,916	10,758
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	11,840	(19,580)	32,057	(18,793)
Prepaid expenses and other current assets	9,861	7,188	7,166	4,074
Accounts payable	21,839	5,417	5,805	(199)
Accrued merchant and supplier payables	169,480	168,013	(45,268)	(29,823)
Accrued expenses and other current liabilities	13,745	(965)	(31,430)	(40,361)
Other, net	(911)	(485)	13,752	(21,975)
Net cash provided by (used in) operating activities from continuing operations	323,816	266,249	190,855	130,545
Net cash provided by (used in) operating activities from discontinued operations	—	(223)	—	(2,418)
Net cash provided by (used in) operating activities	323,816	266,026	190,855	128,127
Investing activities
Purchases of property and equipment and capitalized software	(16,084)	(15,442)	(69,695)	(59,158)
Proceeds from sale of intangible assets	—	—	1,500	18,333
Proceeds from sales and maturities of investments	—	—	8,594	16,561
Acquisitions of businesses, net of acquired cash	(298)	—	(58,119)	—
Acquisitions of intangible assets and other investing activities	(1,115)	(309)	(18,262)	(1,059)
Net cash provided by (used in) investing activities from continuing operations	(17,497)	(15,751)	(135,982)	(25,323)
Net cash provided by (used in) investing activities from discontinued operations	—	—	—	(9,548)
Net cash provided by (used in) investing activities	(17,497)	(15,751)	(135,982)	(34,871)
Financing activities
Payments for purchases of treasury stock	(9,585)	—	(9,585)	(61,233)
Taxes paid related to net share settlements of stock-based compensation awards	(5,467)	(4,341)	(24,105)	(27,681)
Proceeds from stock option exercises and employee stock purchase plan	5	27	5,715	5,513
Distributions to noncontrolling interest holders	(3,260)	(3,383)	(12,576)	(12,357)
Payments of capital lease obligations	(7,734)	(8,727)	(33,023)	(34,025)
Payments of contingent consideration related to acquisitions	—	—	(1,815)	(7,790)
Payment of financing obligation related to acquisition	(8,391)	—	(8,391)	—
Other financing activities	(637)	—	(637)	(473)
Net cash provided by (used in) financing activities	(35,069)	(16,424)	(84,417)	(138,046)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	(1,922)	3,224	(11,209)	26,499
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	269,328	237,075	(40,753)	(18,291)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—	—	(28,866)
Net increase (decrease) in cash, cash equivalents and restricted cash	269,328	237,075	(40,753)	10,575
Cash, cash equivalents and restricted cash, beginning of period	575,400	648,406	885,481	874,906
Cash, cash equivalents and restricted cash, end of period	$844,728	$885,481	$844,728	$885,481

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars in thousands; active customers in millions)
(unaudited)

	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
North America Segment:						Q4 2018
Gross Billings (1):						Y/Y Growth
Local	$605,460	$543,021	$548,056	$534,246	535,869	(11.5)%
Travel	84,504	102,499	93,809	83,991	71,948	(14.9)
Goods	369,973	209,476	196,501	184,357	319,922	(13.5)
Total Gross Billings	$1,059,937	$854,996	$838,366	$802,594	$927,739	(12.5)%
Revenue:
Local	$223,410	$187,411	$185,870	$180,059	$199,523	(10.7)%
Travel	17,413	20,084	19,888	17,217	14,667	(15.8)
Goods	333,862	185,761	174,506	163,875	290,534	(13.0)
Total Revenue	$574,685	$393,256	$380,264	$361,151	$504,724	(12.2)%
Gross Profit:
Local	$196,708	$166,756	$165,285	$159,379	$179,932	(8.5)%
Travel	13,614	16,002	16,303	13,801	11,839	(13.0)
Goods	54,651	36,922	37,783	30,868	55,814	2.1
Total Gross Profit	$264,973	$219,680	$219,371	$204,048	$247,585	(6.6)%

Operating income (loss)	$33,766	$(1,860)	$(68,524)	$51,004	$39,289	16.4%

International Segment:						Q4 2018
Gross Billings:						Y/Y Growth	FX Effect (2)	Y/Y Growth excluding FX (2)
Local	$229,167	$217,307	$203,248	$209,623	$235,093	2.6%	3.6	6.2%
Travel	59,666	57,522	48,766	46,156	55,046	(7.7)	3.3	(4.4)
Goods	233,422	163,439	173,883	157,856	211,180	(9.5)	3.1	(6.4)
Total Gross Billings	$522,255	$438,268	$425,897	$413,635	$501,319	(4.0)%	3.4	(0.6)%
Revenue:
Local	$80,209	$74,578	$71,425	$75,946	$84,751	5.7%	3.7	9.4%
Travel	12,187	11,436	9,706	9,387	10,654	(12.6)	3.2	(9.4)
Goods	206,085	147,270	156,001	146,399	199,798	(3.1)	3.3	0.2
Total Revenue	$298,481	$233,284	$237,132	$231,732	$295,203	(1.1)%	3.4	2.3%
Gross Profit:
Local	$75,991	$70,215	$67,360	$71,639	$80,213	5.6%	3.7	9.3%
Travel	11,334	10,651	8,919	8,649	9,913	(12.5)	3.2	(9.3)
Goods	34,620	24,339	28,008	21,653	28,358	(18.1)	2.9	(15.2)
Total Gross Profit	$121,945	$105,205	$104,287	$101,941	$118,484	(2.8)%	3.4	0.6%

Operating income (loss)	$15,960	$5,245	$4,279	$2,019	$22,587	41.5%

Consolidated Results of Operations:
Gross Billings:
Local	$834,627	$760,328	$751,304	$743,869	$770,962	(7.6)%	1.0	(6.6)%
Travel	144,170	160,021	142,575	130,147	126,994	(11.9)	1.4	(10.5)
Goods	603,395	372,915	370,384	342,213	531,102	(12.0)	1.2	(10.8)
Total Gross Billings	$1,582,192	$1,293,264	$1,264,263	$1,216,229	$1,429,058	(9.7)%	1.2	(8.5)%
Revenue:
Local	$303,619	$261,989	$257,295	$256,005	$284,274	(6.4)%	1.0	(5.4)%
Travel	29,600	31,520	29,594	26,604	25,321	(14.5)	1.4	(13.1)
Goods	539,947	333,031	330,507	310,274	490,332	(9.2)	1.3	(7.9)
Total Revenue	$873,166	$626,540	$617,396	$592,883	$799,927	(8.4)%	1.2	(7.2)%
Gross Profit:
Local	$272,699	$236,971	$232,645	$231,018	$260,145	(4.6)%	1.1	(3.5)%
Travel	24,948	26,653	25,222	22,450	21,752	(12.8)	1.5	(11.3)
Goods	89,271	61,261	65,791	52,521	84,172	(5.7)	1.1	(4.6)
Total Gross Profit	$386,918	$324,885	$323,658	$305,989	$366,069	(5.4)%	1.1	(4.3)%

Operating income (loss)	$49,726	$3,385	$(64,245)	$53,023	$61,876	24.4%
Net cash provided by (used in) operating activities from continuing operations	$266,249	$(119,747)	$44,175	$(57,389)	$323,816	21.6%
Free Cash Flow	$250,807	$(139,891)	$26,802	$(73,483)	$307,732	22.7%

	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Active Customers (3)
North America	32.7	32.6	32.2	31.4	30.6
International	16.8	17.0	17.1	17.4	17.6
Total Active Customers	49.5	49.6	49.3	48.8	48.2

TTM Gross Profit / Active Customer (4)
North America	$28.35	$28.38	$28.36	$28.96	$29.13
International	24.16	24.83	25.24	24.89	24.46
Consolidated	26.93	27.16	27.27	27.51	27.42

Consolidated Units	54.6	42.4	40.0	39.5	50.5
Year-over-year unit growth:
North America	(6.6)%	(11.3)%	(14.3)%	(16.9)%	(12.9)%
International	(3.9)	2.0	(0.6)	3.4	3.0
Consolidated	(5.7)	(7.2)	(10.1)	(10.6)	(7.5)

Headcount
Sales (5)	2,407	2,404	2,373	2,334	2,268
Other	4,265	4,235	4,262	4,197	4,308
Total Headcount	6,672	6,639	6,635	6,531	6,576

(1)	Represents the total dollar value of customer purchases of goods and services.

(2)	Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.

(3)	Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.

(4)
During the first quarter 2018, we updated the calculation of TTM Gross Profit / Active Customer to reflect active customers as of the end of the period, rather than the average of active customers as of the beginning and end of period, in the denominator of the calculation. Because our active customer metrics are based on purchases over a TTM period, we believe that this change improves the usefulness of this metric. The prior period amounts have been updated to reflect this change.

(5)	Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Income (loss) from continuing operations	$51,071	$(2,795)	$(92,254)	$47,175	$49,862
Adjustments:
Stock-based compensation	21,673	19,278	16,266	15,026	14,251
Depreciation and amortization	33,850	29,661	28,954	28,685	28,528
Acquisition-related expense (benefit), net	—	—	655	—	—
Restructuring charges	10	283	(399)	35	(55)
IBM patent litigation	—	—	75,000	(40,400)	—
Other (income) expense, net	2,112	8,515	26,457	4,860	13,176
Provision (benefit) for income taxes	(3,457)	(2,335)	1,552	988	(1,162)
Total adjustments	54,188	55,402	148,485	9,194	54,738
Adjusted EBITDA	$105,259	$52,607	$56,231	$56,369	$104,600
The following is a reconciliation of our annual outlook for Adjusted EBITDA to our outlook for the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

Year Ending December 31, 2019
Expected income (loss) from continuing operations	$55,000
Expected adjustments:
Stock-based compensation	80,000
Depreciation and amortization	110,000
Other (income) expense, net	15,000
Provision (benefit) for income taxes	10,000
Total expected adjustments	215,000
Expected Adjusted EBITDA	$270,000
The outlook provided above does not reflect the potential impact of any business or asset acquisitions or dispositions, changes in the fair values of investments, foreign currency gains or losses or unusual or infrequently occurring items that may occur during 2019.

The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for the three months and years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$46,228	$47,721	$(11,079)	$14,040
Less: Net income attributable to noncontrolling interest	(3,634)	(3,127)	(13,067)	(12,587)
Net Income	49,862	50,848	1,988	26,627
Less: Loss from discontinued operations, net of tax	—	(223)	—	(1,974)
Income from continuing operations	49,862	51,071	1,988	28,601
Less: Provision (benefit) for income taxes	(1,162)	(3,457)	(957)	7,544
Income from continuing operations before provision (benefit) for income taxes	48,700	47,614	1,031	36,145
Stock-based compensation	14,251	21,726	64,821	81,168
Amortization of acquired intangible assets	4,182	5,410	14,498	23,032
Acquisition-related expense (benefit), net	—	—	655	48
Restructuring charges	(55)	10	(136)	18,828
Gain on sale of intangible assets	—	—	—	(17,149)
Gain on sale of investment	—	—	—	(7,624)
IBM patent litigation	—	—	34,600	—
Losses (gains), net from changes in fair value investments	752	(5,482)	9,064	(382)
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	4,374	(112)	13,820	(16,177)
Non-cash interest expense on convertible senior notes	3,094	2,794	11,916	10,758
Non-GAAP income from continuing operation before provision (benefit) for income taxes	75,298	71,960	150,269	128,647
Non-GAAP provision (benefit) for income taxes	11,656	27,103	29,512	50,452
Non-GAAP net income	63,642	44,857	120,757	78,195
Net income attributable to noncontrolling interest	(3,634)	(3,127)	(13,067)	(12,587)
Non-GAAP net income (loss) attributable to common stockholders	60,008	41,730	107,690	65,608
Plus: Cash interest expense from assumed conversion of convertible senior notes [1]	1,149	1,004	5,027	4,337
Non-GAAP Net income (loss) attributable to common stockholders plus assumed conversions	$61,157	$42,734	$112,717	$69,945

Weighted-average shares of common stock - diluted	620,708,515	570,734,081	566,511,108	568,418,371
Effect of dilutive securities	—	46,296,300	54,071,955	46,296,300
Weighted-average shares of common stock - non-GAAP	620,708,515	617,030,381	620,583,063	614,714,671

Diluted net income (loss) per share	$0.08	$0.08	$(0.02)	$0.02
Impact of non-GAAP adjustments and related tax effects	0.02	(0.01)	0.20	0.09
Non-GAAP net income per share	$0.10	$0.07	$0.18	$0.11

(1)
Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.

Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow and free cash flow excluding the IBM settlement to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Net cash provided by (used in) operating activities from continuing operations (1)	$266,249	$(119,747)	$44,175	$(57,389)	$323,816
Purchases of property and equipment and capitalized software from continuing operations	(15,442)	(20,144)	(17,373)	(16,094)	(16,084)
Free cash flow (1)	$250,807	$(139,891)	$26,802	$(73,483)	$307,732
Operating cash outflow related to the IBM settlement (2)	—	—	—	42,100	—
Free cash flow, excluding the impact of the IBM settlement	$250,807	$(139,891)	$26,802	$(31,383)	$307,732

Net cash provided by (used in) investing activities from continuing operations	$(15,751)	$(20,382)	$(75,714)	$(22,389)	$(17,497)
Net cash provided by (used in) financing activities	$(16,424)	$(20,899)	$(18,729)	$(9,720)	$(35,069)

(1)
Cash flows from operating activities of continuing operations and free cash flow for the three months ended December 31, 2017 has been updated from $270.6 million previously reported and $255.1 million previously reported, respectively, to reflect the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash, on January 1, 2018. For additional information on the adoption of ASU 2016-18, refer to Item 8, Note 2, Summary of Significant Accounting Policies, in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
This amount represents the portion of the $57.5 million IBM settlement that was classified as an operating cash outflow. The remaining $15.4 million was capitalized for the license to use the patented technology in future periods under the terms of the settlement and license agreements and has been classified as an investing cash outflow. For additional information about the IBM settlement, refer to Item 8, Note 10, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2018.